                                                                    Exhibit 12.1


                              THE GSI GROUP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGE
                                  (UNAUDITED)
                            (Dollars in Thousands)

                                                                                              Nine Months              Twelve Months
                                                                                                 Ended                     Ended
                                                 Year Ended December 31,                      September 30,            September 30,
                             ---------------------------------------------------------------  -------------            -------------
                                                                                  Pro Forma                    Pro Forma   Pro Forma
                             1992(1)    1993(1)    1994(1)    1995(1)      1996    1996(2)      1996    1997    1997(2)     1997(2)
                             -------    -------    -------    -------      -----  ---------   ------   ------- --------    --------
Income (Loss) from           $7,819     $2,911     $3,845     $(1,758)    $10,981 $ 5,327     $9,288   $13,124  $ 9,876    $11,732
 continuing operations       ======     ======     ======     =======     ======= =======     ======   =======  =======    =======

Add Fixed Charges:

Interest expense on             721      1,175      1,934       2,894       3,590  10,959      2,524     3,712    8,127     10,854
 borrowings and
 amortization of deferred
 financing costs

Interest portion of rent        161        237        384         531         432     432        316       403      403        537
 expense                     ------     ------     ------     -------     ------- -------     ------   -------  -------    -------

                                882      1,412      2,318       3,425       4,022  11,391      2,840     4,115    8,530     11,391
                             ======     ======     ======     =======     ======= =======     ======   =======  =======    =======

Adjusted Earnings             8,701      4,323      6,163       1,667      15,003  16,718     12,128    17,239   18,406     23,123
                             ======     ======     ======     =======     ======= =======     ======   =======  =======    =======

Ratio of Earnings to           9.87x      3.06x      2.66x      (3)          3.73x   1.47x      4.27x     4.19x    2.16x      2.03x
 Fixed Charges               ======     ======     ======                 ======= =======     ======   =======  =======    =======
--------------------------

(1) In December 1995, the Company signed an agreement to sell the working capital and fixed assets of its Heritage Vinyl Division. In January 1996, the sale was closed. The Company's 1994 and prior year financial statements were restated to reflect this discontinued operation.

(2) Pro Form to give effect to (a) the Offering by the Company of $100,000,000 principal amount 10 1/4% Senior Subordinated Notes due 2007 and the application of the net proceeds therefrom and (b) the acquisition by the Company of all of the capital stock of David Manufacturing Co., in Iowa corporation, on November 5, 1997.

(3) The ratio of earnings to fixed charges is expressed as the ratio of fixed charges plus pretax earnings to fixed charges. Fixed charges include interest on borrowings, amortization of deferred financing costs and the interest portion of rent expense. Earnings were insufficient to cover fixed charges for the year ended December 31, 1995 by $1.8 million.